Exhibit 99.1

ANACOR PHARMACEUTICALS REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

Palo Alto, CA — November 6, 2014 — Anacor Pharmaceuticals, Inc. (NASDAQ:ANAC) today announced its financial results for the quarter ended September 30, 2014.

“2014 continues to be a productive year for Anacor.  In the third quarter we achieved three important milestones — our first drug, KERYDINTM, was approved by the FDA for the topical treatment of onychomycosis of the toenails; we entered into an exclusive agreement with Sandoz to commercialize KERYDIN in the United States; and finally, KERYDIN was launched in the United States by Sandoz through PharmaDerm, Sandoz’s branded dermatology division, and we are pleased with the uptake in the market,” said Paul Berns, Chairman and Chief Executive Officer of Anacor.  “In addition, we continue to focus on the pivotal Phase 3 studies of AN2728 for mild-to-moderate atopic dermatitis and expect to announce top-line data in the second half of 2015.”

Recent Highlights and Developments

•                  On October 16, 2014, we issued and sold $90.5 million aggregate principal amount of 2.00% Convertible Senior Notes due 2021 in a Rule 144A offering and concurrent private placement.  This included $7.5 million of Convertible Notes issued upon the exercise in full of the over-allotment option granted to the initial purchasers in the Rule 144A offering and $8.0 million of Convertible Notes sold in the private placement to certain funds affiliated with Venrock Associates, an affiliate of Anacor.  We received total net proceeds from the sale of the Convertible Notes of approximately $87.6 million, after deducting the initial purchasers’ fees, and we used approximately $30.8 million of such net proceeds to repay in full and terminate our loan facility.  We intend to use the remaining net proceeds for general corporate purposes.

•                  On September 22, 2014, we announced the U.S. launch of our first FDA-approved drug, KERYDINTM (tavaborole) topical solution, 5%, by Sandoz Inc., a Novartis company. KERYDIN is the first oxaborole antifungal indicated for the topical treatment of onychomycosis of the toenails, a fungal infection of the nail and nail bed that affects approximately 35 million people in the United States, according to Podiatry Today.

•                  We are continuing to enroll patients in the pivotal Phase 3 studies of AN2728, our lead product development candidate, which is an investigational non-steroidal topical PDE-4 inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis.  Atopic dermatitis is a chronic rash characterized by inflammation and itch.  Approximately 18 to 25 million people in the United States have atopic dermatitis, and approximately 8% to 18% of all infants and children are affected by the disease.

•                  We plan to enroll approximately 750 patients in each of two Phase 3 clinical trials of AN2728 for mild-to-moderate atopic dermatitis.

•                  We expect data from the Phase 3 studies in the second half of 2015.

Selected Third Quarter 2014 Financial Results

Revenues for the quarter ended September 30, 2014 were $4.0 million, compared to $3.6 million for the comparable period in 2013.  Revenue for the three months ended September 30, 2014 was comprised of $1.1 million of revenue related to our distribution and commercialization agreement with Sandoz (the Sandoz Agreement) and $2.9 million of research contract revenue.  For the three months ended September 30, 2014, we recognized $0.7 million of the $40.0 million in total upfront payments received from Sandoz under the Sandoz Agreement and $0.4 million from product sales of KERYDIN to Sandoz.  Under the Sandoz Agreement, we are responsible for supplying KERYDIN to Sandoz at a price equal to our manufacturing costs, and we are currently supplying Sandoz with KERYDIN, which is manufactured by our contract manufacturers.  Revenues from research contracts for the three months ended September 30, 2014 consisted of $1.8 million for research services performed under the Bill and Melinda Gates Foundation agreement, $0.6 million for research funding under our contract with the Defense Threat Reduction Agency (DTRA), $0.1 million for research funding under our collaboration with GlaxoSmithKline LLC (GSK) and $0.4 million for research performed under our other agreements with not-for-profit organizations for neglected diseases.  The decrease in research contract revenue from the third quarter of 2013 was primarily due to the conclusion of our collaboration with Eli Lilly and Company in April 2014 and decreased revenue from our collaboration with GSK, partially offset by the addition of revenues under our contract with DTRA, which we entered into in the fourth quarter of 2013.

Research and development expenses were $19.5 million for the third quarter of 2014, compared to $12.5 million for the same quarter in 2013.  The majority of the increase in research and development expenses from the prior year quarter was due to increased clinical trial and drug development activities related to the two pivotal Phase 3 trials and long-term safety trial for AN2728, which we initiated in 2014.

Selling, general and administrative expenses for the third quarter of 2014 were $7.7 million, compared to $6.8 million for the third quarter of 2013.  The increase was primarily due to increases of $1.6 million in stock-based compensation, $0.8 million in salaries, benefits and other compensation, $0.9 million in sales, marketing and compliance expenses for KERYDIN and $0.6 million of other costs. These increases were partially offset by a reduction of $3.0 million in legal fees compared to the third quarter of 2013, when we were actively engaged in arbitration and litigation proceedings related to disputes with Valeant Pharmaceuticals International, Inc. and its affiliates.  The proceedings were settled in October 2013.

Trademark agreement expense for the third quarter of 2014 was due to a coexistence and release agreement (the Trademark Agreement) that we entered into in September 2014 relating to our KERYDIN trademark.  Pursuant to the Trademark Agreement, the parties thereto, among other things, acknowledged, on a worldwide basis, the respective rights of each party to certain trademarks, including KERYDIN in our case.  In connection with the Trademark Agreement, we paid $6.8 million to an unaffiliated third party, and such third party granted us, Sandoz and, among others, our and Sandoz’s respective representatives, manufacturers, distributors, suppliers, licensees, marketing partners and customers a full release from any claims by such third party relating to the use of the KERYDIN trademark.

Cash, cash equivalents and investments totaled $148.9 million at September 30, 2014, compared to $166.8 million at December 31, 2013.  Investment balances at September 30, 2014 and December 31, 2013 include short-term and long-term investments, as well as $3.4 million and $4.6 million of restricted investments, respectively.

Conference Call and Webcast

Anacor will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, during which management will discuss Anacor’s financial results and recent developments. The call may be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on Anacor’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor’s first approved drug, KERYDINTM (tavaborole) topical solution, 5%, is an oxaborole antifungal approved by the U.S. Food and Drug Administration in July 2014 for the topical treatment of onychomycosis of the toenails.  In July 2014, Anacor entered into an exclusive agreement with Sandoz Inc., a Novartis company, pursuant to which Sandoz distributes and commercializes KERYDIN in the United States.  In September 2014, KERYDIN was launched in the United States by Sandoz pursuant to this agreement. Anacor’s lead product candidate is AN2728, an investigational non-steroidal topical PDE-4 inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis and psoriasis.  Beyond KERYDIN and AN2728, Anacor has discovered three investigational compounds that it has out-licensed for further development. The first compound is licensed to Eli Lilly and Company for the potential treatment of an animal health indication.  The second compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative for the potential treatment of human African trypanosomiasis (HAT, or sleeping sickness) and the third compound is licensed to GlaxoSmithKline LLC for development in tuberculosis. Anacor also has a pipeline of other internally discovered topical and systemic boron-based compounds in early stages of research and development. These include three wholly-owned investigational product candidates. AN2718 is an investigational topical antifungal, AN2898 is an investigational non-steroidal topical PDE-4 inhibitor and AN3365 is an investigational Gram-negative antibiotic. For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the progress, timing and results of Anacor’s clinical trials, safety and efficacy of Anacor’s product candidates, timing and potential approval of Anacor’s product candidates and timing and potential commercial success of Anacor’s products.  These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and Anacor undertakes no obligation to update any forward-looking statement in this press release except as required by law.  These forward looking statements are based on estimates and assumptions by Anacor’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.  The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by Anacor’s forward-looking statements: the successful commercialization of KERYDIN pursuant to Anacor’s distribution and commercialization agreement with Sandoz; any issues or delays arising during the course of Anacor’s Phase 3 studies or other studies relating to AN2728; any delay or failure by the FDA to approve AN2728; Anacor’s ability to timely and successfully launch, either alone or with a partner, AN2728; the impact of general economic, industry, market or political conditions; and the other risks identified in Anacor’s periodic filings, including Anacor’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

ANACOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues:
Research contracts	$2,889	$3,611	$9,978	$8,743
Distribution and commercialization agreement	1,066	—	1,066	—
Total revenues	3,955	3,611	11,044	8,743

Operating expenses:
Cost of goods sold (1)	202	—	202	—
Research and development (1)	19,521	12,460	54,717	33,765
Selling, general and administrative (1)	7,707	6,809	23,130	16,611
Trademark agreement	6,800	—	6,800	—
Total operating expenses	34,230	19,269	84,849	50,376

Loss from operations	(30,275)	(15,658)	(73,805)	(41,633)
Interest income	66	15	189	43
Interest expense	(1,089)	(1,135)	(3,278)	(2,949)
Loss on early extinguishment of debt	—	—	—	(1,381)
Other expense	(44)	(31)	(128)	(63)
Net loss	$(31,342)	$(16,809)	$(77,022)	$(45,983)
Net loss per share — basic and diluted	$(0.74)	$(0.41)	$(1.83)	$(1.19)
Weighted-average number of shares used in calculating net loss per share — basic and diluted	42,318,906	40,586,376	41,995,292	38,586,027

(1)         Includes the following stock-based compensation expenses:

Cost of goods sold	$9	$—	$9	$—
Research and development expenses	$1,519	$744	$3,853	$1,910
Selling, general and administrative expenses	$2,149	$545	$7,742	$1,393

ANACOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	September 30, 2014	December 31, 2013 (1)
	(unaudited)
Cash, cash equivalents and investments (2)	$148,936	$166,815
Total assets	158,633	172,165
Notes payable	28,646	28,018
Accumulated deficit	(207,468)	(130,446)
Total stockholders’ equity	63,449	121,432

(1)         Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(2)         Investment balances at September 30, 2014 and December 31, 2013 include short-term and long-term investments, as well as $3.4 million and $4.6 million of restricted investments, respectively.

Company Contacts:

Geoff Parker

Chief Financial Officer

650.543.7516

DeDe Sheel

Senior Director, Investor Relations and Corporate Communications

650.543.7575